Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Senior Vice President and Chief Financial Officer	Associate Vice President, Investor Relations and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

3Q2008 RESULTS

XIFAXAN and Bowel Cleanser Revenue Increases 31% Over

3Q2007

APRISO™ Granted FDA Marketing Approval

Rifaximin Pivotal Phase 3 Results in Hepatic Encephalopathy are

Highly Statistically Significant

Revised ACG Guidelines for IBS Incorporate Rifaximin

RALEIGH, NC, November 5, 2008—Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced financial and operating results for the third quarter ended September 30, 2008.

Total product revenue was $42.9 million for the third quarter of 2008, compared to $67.4 million for the third quarter of 2007. Total product revenue for the first nine months of 2008 was $118.2 million compared to $193.8 million for the first nine months of 2007. The decrease in total product revenue for the quarter and nine months was due to the genericization of COLAZAL® on December 28, 2007. XIFAXAN® revenue for the third quarter of 2008 was $21.4 million, a 33% increase compared to the third quarter of 2007. XIFAXAN revenue for the first nine months of 2008 was $56.1 million compared to $47.3 million for the first nine months of 2007, an increase of 19%. MOVIPREP®, OSMOPREP® and VISICOL®, which comprise our bowel cleansing product line, generated revenue of $15.5 million for the third quarter of 2008, compared to $12.1 million for the third quarter of 2007, a 28% increase. Total product revenue for our bowel cleansing product line was $41.5 million for the first nine months of 2008 and $34.6 million for the first nine months of 2007, a 20% increase.

Total cost of products sold was $7.8 million for the third quarter and $22.1 million for the first nine months of 2008. Gross margin on total product revenue was 81.9% for the third quarter of 2008 compared to 80.6% for the third quarter of 2007 and 81.3% for the first nine months of 2008, compared to 80.3% for the first nine months of 2007. Research and development expenses were $14.4 million for the third quarter of 2008 and $55.7 million for the first nine months of 2008, compared to $16.0 million and $56.8 million, respectively, for the prior year periods. Selling, general and administrative expenses were $23.4 million for the third quarter of 2008, compared to $20.9 million for the third quarter of 2007, and these expenses were $67.6 million and $64.1 million for the first nine months of 2008 and 2007, respectively. The Company reported a net loss of $5.4 million, or $0.11 per share, fully diluted, for the third quarter of 2008.

Cash and cash equivalents were $121.9 million on September 30, 2008.

Commenting on the performance of the Company, Adam Derbyshire, Senior Vice President and Chief Financial Officer, stated, “Combined product revenue from XIFAXAN and our bowel cleansing products achieved year-over-year growth of 31% for the third quarter of 2008. We continue to believe several factors should contribute to an increase in product revenue over the coming years, namely the continued growth of our currently marketed products, the launch of new products currently undergoing FDA review, the expanded contribution of rifaximin if additional indications are approved and the further expansion of our product portfolio via development activities, licensing and acquisitions.

“In August the Company closed a $60 million convertible note offering. This funding should facilitate our ability to finance development and licensing activities and acquisitions in a timely fashion.

“We believe total Company product revenue for 2008 will be approximately $178 million to $180 million, including the revenue associated with the initial stocking of APRISO (mesalamine) extended-release capsules 0.375 g. The current annualized run rates, based on dollarizing the latest prescription data for XIFAXAN, our bowel cleansing product line and other products are approximately $84 million, $67 million, and $31 million, respectively.

“With a third quarter loss of $0.11, we anticipate generating a loss of approximately $0.90 per share, fully diluted, for the year ending December 31, 2008 compared to our previous guidance of a loss of approximately $1.02 for the year. This improvement in guidance for 2008 reflects a change in research and development expenditures for the year. Even though enrollment in our phase 3 IBS trials is progressing ahead of goal, research and development expense for the year will be approximately $8 million less than previous guidance primarily due to the timing of certain smaller supportive studies and the elimination of other smaller studies related to rifaximin and the timing of the initiation of studies related to budesonide foam.”

Carolyn Logan, President and Chief Executive Officer stated, “Our proprietary products continued to grow and progress during the third quarter of 2008. XIFAXAN prescriptions grew 10% year-over-year for the third quarter and 8% for the first nine months of 2008. Prescription demand for our bowel cleansing products grew 13% and 16%, respectively, for the third quarter and first nine months of 2008 compared to the corresponding periods of 2007.

“Recent highlights focus on the progress made in both the hepatic encephalopathy (HE) and irritable bowel syndrome (IBS) development programs for rifaximin and the approval of APRISO, our extended-release capsule formulation of mesalamine. In early October we were pleased to announce the successful completion and outcome of our pivotal Phase 3 trial to evaluate the efficacy, safety and tolerability of rifaximin in preventing hepatic encephalopathy. The study demonstrated that a 6-month course of rifaximin dosed at 550 mg twice-daily provides a highly statistically significant result in preventing HE, compared to placebo. Additionally, this primary result was corroborated by the secondary endpoints. Hepatic encephalopathy is a serious medical condition that often results in hospitalization and has no FDA-approved drug therapies available for preventing this relapsing condition. It is our belief that the market is poised for an effective treatment that will work to alleviate the great economic, social, familial and personal burden resulting from this debilitating disease. We look forward to completing and submitting the NDA during the first quarter of 2009. Rifaximin has been granted orphan drug designation by the United States Food and Drug Administration for use in hepatic encephalopathy. We believe that this designation will provide seven years of marketing exclusivity in the United States if rifaximin gains approval from the FDA for HE.

“During the third quarter of 2008 patient enrollment progressed ahead of goal in TARGET 1 and TARGET 2, our two 600-subject trials to assess the efficacy and safety of rifaximin 550 mg, dosed three times daily, in the treatment of subjects with non-constipation irritable bowel syndrome. Irritable bowel syndrome is among one of the most common chronic conditions and affects approximately 15% of adults in the United States. Based on the most current understanding of IBS and the alterations of bacterial flora in the gut as a potential factor in IBS, we believe rifaximin may be a strong treatment candidate.

“The irritable bowel syndrome and hepatic encephalopathy indications present significant potential for the future growth of Salix. Currently we estimate the commercial opportunity represented by these markets combined is approximately $2.8 billion.

“This year’s American College of Gastroenterology (ACG) Annual Scientific Meeting provided a venue for widespread exposure and discussion related to our products and product candidates. Four scientific posters and one oral presentation discussed the use of mesalamine granules in the maintenance of remission of ulcerative colitis. Thirteen scientific posters presented results of investigator-initiated studies investigating the potential use of rifaximin for a variety of indications. Members of the ACG’s expert panel on IBS presented a preview of the College’s revised draft treatment guidelines for IBS. We are pleased that the panel highlighted the guidelines’ recommendation for the use of antibiotics, notably the non-absorbed agent rifaximin. The final guidelines are scheduled for publication in January 2009 as a supplement to the American Journal of Gastroenterology. Salix currently is assessing the use of rifaximin in the treatment of IBS.

“We were pleased to announce the marketing approval of APRISO last week. APRISO is the first and only once-a-day mesalamine product for the maintenance of remission of ulcerative colitis. We believe APRISO’s patent-protected Intellicor™ delivery system provides a delivery profile that physicians and patients will find beneficial in maintaining remission of ulcerative colitis. We intend to begin stocking the product with wholesalers in December and January and to launch the product to physicians during the first quarter of 2009.

“The review of the METOZOLV™ ODT (metoclopramide) and balsalazide tablet NDAs continued to progress during the third quarter. We continue to anticipate a decision from the FDA on METOZOLV by November 28 and balsalazide tablet by December 30, 2008.”

The Company will host a conference call at 5:00 p.m. ET, on Wednesday, November 5, 2008. Interested parties can access the conference call by way of web cast or telephone. The live web cast will be available at www.salix.com. A replay of the web cast will be available at the same location. The telephone numbers to access the live conference call are (877) 857-6177 (U.S. and Canada) or (719) 325-4796 (international). The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international). The access code for the replay is 4531858.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

APRISO™ is a locally-acting aminosalicylate indicated for the maintenance of remission of ulcerative colitis in patients 18 years and older. APRISO is contraindicated in patients with hypersensitivity to salicylates, aminosalicylate, or to any of the components of APRISO capsules. The recommended dose of APRISO is four 0.375 g capsules once daily in the morning (1.5 g/day) with or without food. Because dissolution of the coating of APRISO granules depends on pH, APRISO should not be coadministered with antacids. Patients with phenylketonuria should be aware that APRISO contains aspartame, equivalent to 0.56 mg of phenylalanine. In two well-controlled clinical trials, the most common treatment-related adverse events occurring in greater than 3% of adult patients taking 1.5 g/day of APRISO (versus placebo) were headache (11% vs 8%), diarrhea (8% vs 7%), upper abdominal pain (5% vs 3%), nausea (4% vs 3%), nasopharyngitis (4% vs 3%), influenza and influenza-like illness (4% vs 4%) and sinusitis (3% vs 3%).

Salix markets XIFAXAN® (rifaximin) tablets 200 mg, OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, MOVIPREP® (PEG 3350,

Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, COLAZAL® (balsalazide disodium) Capsules 750 mg, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. METOZOLV™ ODT (metoclopramide), balsalazide tablet, vapreotide acetate and rifaximin for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at (919) 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information please visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

TABLE FOLLOWS

###

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; generic and other competition and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our need to return to profitability; the high cost and uncertainty of the research, clinical trials and other development activities involving pharmaceutical products; market acceptance for approved products and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2008 (unaudited)	September 30, 2007 (unaudited)	September 30, 2008 (unaudited)	September 30, 2007 (unaudited)

Revenues:
Net product revenues	$42,872	$67,355	$118,197	$193,818
Revenues from collaborative agreements	—	12	—	2,512

Total revenues	42,872	67,367	118,197	196,330
Costs and Expenses:
Cost of products sold	7,763	13,083	22,133	38,129
Fees and costs related to license agreements	—	200	1,605	1,650
Amortization of product rights and intangible assets	2,271	2,271	6,813	6,355
Research and development	14,442	15,992	55,698	56,805
Selling, general and administrative	23,411	20,891	67,555	64,102

Total costs and expenses	47,887	52,437	153,804	167,041
Income (loss) from operations	(5,015)	14,930	(35,607)	29,289
Interest and other income (expense), net	(512)	1,443	98	2,645

Income (loss) before provision for income tax	(5,527)	16,373	(35,509)	31,934
Provision for income tax	112	(2,200)	(992)	(4,680)

Net income (loss)	$(5,415)	$14,173	$(36,501)	$27,254

Net income (loss) per share, basic	$(0.11)	$0.30	$(0.76)	$0.58

Net income (loss) per share, diluted	$(0.11)	$0.29	$(0.76)	$0.56

Weighted average shares outstanding, basic	48,040	47,438	47,842	47,237

Weighted average shares outstanding, diluted	48,040	48,611	47,842	48,624

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2008 (unaudited)	December 31, 2007 (audited)

Assets
Cash and cash equivalents	$121,881	$111,272
Accounts receivable, net	40,706	52,208
Inventory, net	23,120	17,676
Other assets	235,120	215,946

Total Assets	$420,827	$397,102

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$161,224	$104,532

Total liabilities	161,224	104,532
Common stock	48	47
Additional paid-in-capital	400,794	397,261
Accumulated deficit	(141,239)	(104,738)

Total stockholders’ equity	259,603	292,570

Total Liabilities and Stockholders’ Equity	$420,827	$397,102